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Exhibit 10.37

TECHNOLOGY DEVELOPMENT AGREEMENT

BY AND BETWEEN

TWENTE UNIVERSITY

AND

IMMUNICON CORPORATION

i

ii

ARTICLE 7—INVENTIONS AND PATENT RIGHTS		4
7.1	Notice of Inventions	4
7.2	Ownership of Inventions	4
7.3	Patent Applications	5
7.4	Institution Warranties	5
7.5	Subsequent Agreements	6
ARTICLE 8—LICENSES		6
8.1	License Agreement	6
8.2	Research Licenses	6
8.3	No Warranties	6
ARTICLE 9—TERM AND TERMINATION		6
9.1	Term	6
9.2	Termination by Immunicon	6
9.3	Termination by Institution	7
9.4	Surviving Clauses	7
ARTICLE 10—ASSIGNMENT		7
ARTICLE 11—ARBITRATION		7
ARTICLE 12—NOTICES		7
ARTICLE 13—MISCELLANEOUS PROVISIONS		8
13.1	Governing Law	8
13.2	Only Agreements	8
13.3	Force Majure	8
13.4	Amendment	8
13.5	Severability	8
APPENDICES
Appendix A—Research Grant and Budget
Appendix B—Cytodisk Technology
Appendix C—Field
Appendix D—Research Program

iii

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

TECHNOLOGY DEVELOPMENT AGREEMENT

        This Technology Development Agreement is made as of this first day of April 1997 by and between University of Twente, with its seat at Enschede, P.O. Box 217, 7500 AE. The Netherlands [fax number] (the "Institution") and Immunicon Corporation, a Delaware corporation having offices at 1310 Masons Mill Road, Huntingdon Valley, Pennsylvania 19006 (215) 938 0437fax ("Immunicon").

        WHEREAS, Mr. Clemens Pouw is the authorized legal representative of the Institution and Dr. Leon Terstappen is the authorized legal representative of Immunicon;

        WHEREAS, Dr. Jan Greve (the "Principal Investigator") is a member of the Faculty of Applied Physics at the Institution, and will direct the Research;

        WHEREAS, other members of the faculty, or students or employees of the Institution ("Investigator" or "Investigators") will participate in the Research from time to time and will be subject to the terms hereof;

        WHEREAS, the Institution, through the Principal Investigator and the Investigators, has experience, inter alia in the field of Cytodisk Technology (hereafter defined), and wishes to enter into a technology development agreement with Immunicon pursuant to which it will conduct the Research Program (hereafter defined);

        WHEREAS, Immunicon has experience in cell separation and in technologies to align cells on materials;

        WHEREAS, Immunivest Corporation ("Immunivest"), a wholly owned subsidiary of Immunicon, desires to obtain from the Institution and the Institution desires to grant to Immunicon, a license to use the Cytodisk Technology in the Field (hereafter defined) and the results of the Research Program;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, the Institution and Immunicon (collectively, the "parties") agree as follows:

ARTICLE I—DEFINITIONS

        As used herein, the following terms shall have the following meanings:

        1.01 "Affiliate" shall mean any corporation or business entity which is controlled by, controls, or is under common control with a party. For this purpose, the meaning of the word "control" shall include, without limitation, direct or indirect ownership of more than fifty percent (50%) of the voting shares or voting interest of such corporation or business entity, so long as such party has the right to direct the management of the business and operations of such corporation or business entity.

        1.02 "Agreement Term" shall mean the term of this Agreement beginning on the Effective Date hereof and continuing until September 30, 1997 unless sooner terminated in accordance with Article 9.

        1.03 "Budget" shall mean the budget contained in Appendix A—Research Grant and Budget.

        1.04 "Cytodisk Technology" shall have the meaning described in Appendix B—Cytodisk Technology.

        1.05 "Effective Date" shall mean April 1, 1997.

        1.06 "Field" shall have the meaning described in Appendix C—Field.

        1.07 "Final Research Report" shall mean the final report on the results of the Research Program provided by Institution in form and substance satisfactory to Immunicon.

        1.08 "Immunicon" shall mean Immunicon Corporation and its Affiliates.

        1.09 "Immunicon Investigator" shall mean Dr. Leon Terstappen or such other representative as Immunicon may designate in writing from time to time.

        1.10 "Immunicon Invention" shall mean any Invention conceived, created, made, and reduced to practice by Immunicon alone or, as to an Invention relating to Immunicon Technology, any Invention made by Immunicon, by Institution, or jointly by them.

        1.11 "Immunicon Technology" shall mean all Technology currently in the possession of Immunicon or conceived, developed or reduced to practice hereafter by Twente or Immunicon relating to selection of biological materials and their alignment on surface.

        1.12 "Institution Invention" shall mean any Invention conceived, created, made, and reduced to practice by the Principal Investigator alone or with other Institution participants during the Research Program or withing six months of the termination thereof, but shall not include any Invention relating to Immunicon Technology.

        1.13 "Institution Technology" shall mean all Cytodisk Technology in the possession of the Laboratory of the Principal Investigator on the Effective Date, or in the possession of the Laboratories of any Investigator on the date on which such Investigator is appointed as such.

        1.14 "Invention" shall mean any invention, development, improvement, method, software, work of authorship, or technology, whether or not patentable, conceived, created, made, or reduced to practice in the course of the conduct of the Research Program or, by Institution, within six month of the termination thereof.

        1.15 "Investigator" shall mean each member of the faculty, employee or researcher of the Institution employed in the Research Program.

        1.16 "Joint Inventions" shall mean all Inventions conceived, developed or reduced to practice in the Research Program (or by Institution within six months of the termination thereof) with the participation of the Principal Investigator or other Investigators and the Immunicon Investigator or other Immunicon participants whether or not any such participant would be deemed an inventor for the purposes of any applicable patent law but shall not include conceptions, developments or reductions to practice in the area of Immunicon Technology.

        1.17 "Laboratories of the Investigators" shall mean the laboratory of the Principal Investigator and of each Investigator maintained at the facilities of Institution.

        1.18 "License Agreement" shall mean the License Agreement by and between Institution and Immunivest executed and delivered simultaneously herewith.

        1.19 "Patents" shall mean any United States and foreign patents and patent applications, and renewals, continuations, divisions, revivals, reissues and extensions corresponding thereto, on Inventions.

        1.20 "Research Grant" shall mean the amounts provided Appendix A.

        1.21 "Research Period" shall mean the period commencing on the Effective Date and terminating on termination of the Research Program.

        1.22 "Research Program" shall have the meaning specified in Appendix D—Research Program.

        1.23 "Technology" shall mean all information, developments, discoveries, inventions, know-how, methods, products, processes, techniques and other information, whether or not patented or patentable.

ARTICLE II—RESEARCH PROGRAM

        2.01 Conduct of the Research Program.    The Institution will conduct the Research Program. The Research Program will be conducted in the laboratory facilities of the Institution. The Institution and Immunicon shall cooperate and shall use reasonable commercial efforts to accomplish their respective tasks and the purposes of the Research Program.

        2.02 Changes in Research Program.    Any alteration in or amendment to the Research Program must be approved in writing by the parties hereto prior to such alteration or amendment being effective.

        2.03 Compliance with Law.    The Institution, and its employees and staff, shall comply with all applicable laws, rules, and regulations relating to the conduct of the Research Program.

ARTICLE III—RESEARCH SUPPORT

        During the Agreement Term Immunicon shall provide the Research Grant to the Institution in the amounts and during the periods specified in the Budget, for the purpose of facilitating successful completion of the Research Program. Commencing with Phase II of the Research Plan, the Research Grant shall be paid in calendar quarterly installments in advance, with appropriate adjustment for partial calendar quarters. The Institution shall apply the Research Grant in accordance with the Budget. The Institution shall maintain adequate books and records with respect to its use of the Research Grant and shall provide Immunicon with a final accounting of the expenditure of the Research Grant within sixty (60) days after the end of the Research Period or any early termination of this Agreement. Immunicon shall have the right to audit such books and records on a periodic basis in order to confirm the Institution's compliance with the Budget. Immunicon has no other funding obligation to the Institution pursuant to this Agreement beyond the amount described in this Article 3.

ARTICLE IV—PRINCIPAL INVESTIGATOR, THE INVESTIGATORS AND THE IMMUNICON INVESTIGATOR

        4.01 Investigators.    The conduct and direction of the Research Program for the Institution will be the responsibility of the Principal Investigator and be subject to the overall direction of the Immunicon Investigator. No person shall be permitted by the Institution to participate in the Research Program unless such person shall have been accepted as an Investigator by Immunicon in writing and such person shall have executed and delivered this Agreement at the place indicated therefor and a confidentiality agreement in form and substance satisfactory to Immunicon.

        4.02 Principal Investigator.    In the event the Principal Investigator leaves the Institution, or substantially changes his or her field of interest, or is unavailable for any reason to carry out his or her duties as a Principal Investigator, the Institution shall without delay propose by written notice to Immunicon a nominee to serve in his or her place as Principal Investigator, and upon written approval thereof by Immunicon, the nominee shall become and serve as a Principal Investigator for all purposes hereunder, and this Agreement shall continue with full force and effect. However, in the event the Institution does not so propose a nominee, or Immunicon does no so approve the nominee, within thirty (30) days after the departure, change of field or unavailability of the Principal Investigator, Immunicon may terminate this Agreement immediately upon written notice to the Institution.

ARTICLE V—RECORDS AND REPORTS

        5.01 Reports.    The Principal Investigator will provide Immunicon with reasonably detailed periodic, written progress reports, no less frequently than every four (4) months during the Research Period, and with the Final Research Report within sixty (60) days after the earlier of the end of the Research Period or any termination of this Agreement.

        5.02 Access.    The Institution shall provide Immunicon with reasonable access to the laboratory of the Principal Investigator and the Investigators and to laboratory notebooks and other data generated pursuant to the Research Program. The Principal Investigator and the Investigators shall be reasonably available for consultations with Immunicon regarding the Research Program and its progress from time to time.

ARTICLE VI—USE OF NAME AND PUBLICATION

        6.01 No Use Without Permission.    Except as otherwise provided in this Article 5 each party agrees not to use the name of another party, or any adaptation thereof, of any faculty member or employee or consultant to such other party in any publicity or disclosure without such other party's or such faculty member's, employee's or consultant's, as the case may be, prior written consent, which shall not unreasonably be withheld. Notwithstanding the foregoing to the contrary, Immunicon may make proper reference to published technical publications by Institution participants in the Research Program and may make such general disclosures of the existence and terms of the relationship between Immunicon and the Institution and between Immunicon and the Principal Investigator, the Investigator and laboratories as may be desired by Immunicon for lawful purposes, and may make such other disclosures as in the opinion of legal counsel are required or desirable as a matter of law.

        6.02 Publications.    Immunicon acknowledges that Institution participants in the Research Program are encouraged to publish the results of the Research Program. In an effort to protect patent rights and Immunicon's confidential information, the Institution shall provide Immunicon with a copy of any proposed publication (which for all purposes hereof shall be deemed to include, without limitation, any article, speech, lecture, or other disclosure) at least sixty (60) days prior to the earlier of submission for publication or disclosure. Immunicon, within thirty (30) days after receipt of such proposed publication, may require the Institution to delete any information disclosed in the proposed publication which Immunicon reasonably determines to be confidential or proprietary to Immunicon and, in addition, may request the Institution to delay publishing such proposed publication for a maximum of ninety (90) days after Immunicon's receipt of same and to protect the potential patentability of any invention described therein which may be disclosed hereunder, which request shall not unreasonably be denied. The Institution shall give Immunicon the option of receiving a collaboration acknowledgment in any such publication. The Principal Investigator and each Investigator shall be bound by this Section whether or not their publications are as members of the Institution. Notwithstanding the foregoing, Institution shall make no publication of Immunicon Technology.

        6.03 Use of Results of Research Program.    Subject only to any limitations contained in the License Agreement, Immunicon may use the research reports and the results of the Research Program, including without limitation any Invention, for any purpose to the extent that such use does not infringe any patent owned by the Institution.

ARTICLE VII—INVENTIONS AND PATENT RIGHTS

        7.01 Notice of Inventions.    Institution shall promptly notify Immunicon of any Invention made by it during the course of the Research Program.

        7.02 Ownership of Inventions.    Institution Inventions shall be owned solely by Institution. Joint Inventions shall be owned jointly by the Institution, on the one hand, and Immunicon, on the other hand with no obligation for accounting except as provided in the License Agreement. All Immunicon Inventions shall be owned solely by Immunicon.

        7.03 Patent Applications.

          (a)   Immunicon shall have the right, but not the obligation, to prepare, file, prosecute, and maintain all patent applications and patents relating to any Immunicon Invention in any country and territory, at its sole expense and sole discretion.

          (b)   Immunicon shall have the right, but not the obligation, to prepare, file and maintain all patent applications and patents relating to any Joint Invention or any Institution Invention, at its sole expense and sole discretion. If it elects make such a filing, Immunicon shall use reasonable efforts to obtain the prompt issuance of the broadcast possible claims in such applications and to maintain such claims in issued patents. Filings made with respect to Institution Inventions shall be made in the name of the Institution. Immunicon shall consult with the Institution as to the preparation and filing of such patent applications, and shall furnish to the Institution copies of all correspondence and other documents relevant to such preparation and filing reasonably prior to sending such correspondence or filing such other documents, or making any payment due thereunder to allow for review and comment by the Institution. Immunicon promptly shall provide the Institution with copies of all communications received from any patent office regarding such patent applications. Immunicon shall not unreasonably refuse to incorporate any changes or suggestions made by the Institution or its counsel in connection with the preparation, filing, prosecution, or maintenance of any such patent application or patent, including without limitation, executing and delivering any certificates, instruments, or other documents necessary or desirable in connection therewith.

          (c)   The Institution may prepare, file, prosecute, or maintain any patent applications or patents relating to any Institution Invention and any Joint Invention as to which Immunicon has notified the Institution that Immunicon will not exercise its rights under Section 7.3(b) above, in any country and territory, at the Institution's sole expense. The Institution shall consult with Immunicon as to the preparation and filing of such patent applications, and shall furnish to Immunicon copies of all correspondence and other documents relevant to such preparation and filing reasonably prior to sending such correspondence or filing such other documents or making any payment due thereunder to allow for review and comment by Immunicon. The Institution promptly shall provide Immunicon with copies of any and all communications received from any patent office regarding such patent applications. The Institution shall not unreasonably refuse to incorporate any changes or suggestions made by Immunicon or its counsel in connection with the preparation or filing of any such patent application.

        7.04 Institution Warranties.

          (a)   The Institution represents, warrants, and covenants that all persons who are engaged in the Research Program are bound by written agreements providing for the assignment of all Inventions conceived, created, made, or reduced to practice in the course of the Research Program, and all intellectual property rights thereto, to the Institution and for the protection of confidential and proprietary information on terms consistent with those contained herein. The Principal Investigator and each Investigator confirms the existence of such an agreement covering him/her.

          (b)   Each of the Institution and the Principal Investigator represents and warrants that it or he/she has not entered into any agreement with, and has not received any monies or other support from, any third party which could form the basis for that third party to assert any rights in the Cytodisk Technology (but only in so far as relates to the Field) or any Invention. The Institution shall cause each Investigator to execute and deliver a copy of this Agreement to signify his/her agreement to the terms hereof and warranty to the same effect prior to being appointed as an Investigator.

        7.05 Subsequent Agreements.    If the Institution and/or the Principal Investigator and/or any Investigator intends to enter into any agreement with, or will receive any monies or the support from, any third party with respect to the subject matter of the Research Program, the Institution and/or the Principal Investigator and/or the Investigator shall (i) give Immunicon advance written notice of such agreement or support and (ii) take all steps necessary to secure for the Institution the broadest possible rights in all Inventions and to ensure that the terms of such agreement or support do not provide a basis for that third party to assert any rights in the Cytodisk Technology or any Institution Invention and are in all ways consistent with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Institution and/or the Principal Investigator and/or any Investigator will not enter into any agreement with, or receive monies or other support from, any commercial third party with respect to the Research Program or from any other party that would limit Immunicon's rights hereunder or under the License Agreement.

ARTICLE VIII—LICENSES

        8.01 License Agreement.    Simultaneously herewith the Institution and Immunivest shall enter into the License Agreement.

        8.02 Research Licenses.

          (a)   Immunicon hereby grants Institution the license to use the Immunicon Technology for the sole purpose of conducting the Research Program.

          (b)   Institution hereby grants Immunicon the license to use the Institution Technology for the sole purpose of conducting the Research Program.

        8.03 No Warranties.

          (a)   Institution makes no representation or warranty of any kind with respect to the Institution Technology including, without limitation, merchantability, fitness for any purpose, or that such Technology may be exploited by Immunicon without infringing the patent of third parties, except that Institution represents and warrants that it has no knowledge that such Technology infringes any such patents or any claimed intellectual property rights of third parties.

          (b)   Immunicon makes no representation or warranty of any kind with respect to the Immunicon Technology including, without limitation, merchantability, fitness for any purpose, or that such Technology may be exploited by Institution without infringing the patents of third parties except that Immunicon represents and warrants that it has no knowledge that such Technology infringes any such patents or any claimed intellectual property rights of third parties.

ARTICLE IX—TERM AND TERMINATION

        9.01 Term.    The Term of this Agreement shall be from the Effective Date through September 30, 1997, subject to the rights of Immunicon in Section 9.2. Subject to said rights, the Term of this agreement shall automatically be extended for successive six month periods unless the party desiring to terminate the Agreement at the end of its then current Term shall have given 60 days prior notice to the other party of its intent to terminate the Agreement. Notwithstanding the foregoing, the Term shall not be extended unless the parties have agreed upon a Research Grant and Budget for the period of such extension prior to the expiration of the period covered by the then current Research Grant and Budget.

        9.02 Termination by Immunicon.    Immunicon may terminate this Agreement at any time upon thirty (30) days' prior written notice to the Institution. In the event that Immunicon terminates this Agreement pursuant to this Section 9.2, Immunicon shall be excused from making payments to the

Institution in accordance with Article 3 above which become due after the effective date of such termination.

        9.03 Termination by Institution.    Institution may terminate this Agreement:

          (a)   In the event Immunicon fails to make any payments due hereunder, on forty-five (45) days written notice, unless Immunicon makes such payments, plus interest at the rate of six percent per annum, within the forty-five (45) day notice period. If such payments are not so made, the Institution may immediately terminate this Agreement.

          (b)   In the event that Immunicon shall be in material default in the performance of any obligations under this Agreement (other than as provided under Section 9.3(a) Above which shall take precedence over any other default), and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, the Institution may terminate the Agreement immediately by written notice; provided however that, if the default cannot be cured within such period, the Institution shall not have the right to terminate the Agreement if Immunicon shall have commenced cure of the default and shall be working in good faith to cure it.

          (c)   In the event that Immunicon shall be adjudicated insolvent, shall make an assignment for the benefit of creditors, or shall file a petition in bankruptcy, the Institution shall have the right to terminate the Agreement immediately upon giving Immunicon written notice of such termination.

        9.04 Surviving Clauses.    The provisions of this Section 9.4, Sections 5.2, 7.2, 7.3, 7.3(c), 7.4(b), and 7.5 and Articles 6 and 8 shall survive termination of this Agreement. Termination of this Agreement for any reason shall not release any party hereto from any obligation theretofore accrued.

ARTICLE X—ASSIGNMENT

        Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Institution without the prior written consent of Immunicon. This Agreement shall be binding upon a inure to the benefit of the parties hereto and their successors and permitted assigns.

ARTICLE XI—ARBITRATION

        Any and all claims, disputes or controversies arising under, out of, or in connection with this Assignment, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Philadelphia, Pennsylvania, in accordance with the rules and procedures of the American Arbitration Association before a single arbitrator who shall be reasonably familiar with the biotechnology industry. The decision of any such arbitrator shall be final and binding upon the parties hereto. Any award rendered in such arbitration may be enforced and judgment thereon entered by any court of the Commonwealth of Pennsylvania or any federal court sitting in the Commonwealth of Pennsylvania, to whose jurisdiction for such purposes the Institution and Immunicon each hereby irrevocably consents and submits. Each party hereto shall pay its own costs in connection with any arbitration in accordance with this Article 11, and the Institution, on the one hand, and Immunicon, on the other hand, shall pay one-half (1/2) of the fees and expenses of the arbitrator and the arbitration proceeding itself.

ARTICLE XII—NOTICES

        Any notice required or permitted hereunder shall be in writing and shall be delivered by hand, mailed by certified or registered mail, return receipt requested, charges and postage prepaid, or telecopied, addressed at the addresses and telecopy numbers set forth above, or such other addresses or telecopy numbers of which an addressee may have provided an addressor with notice in accordance with the terms of this Article 12. Notices shall be deemed given upon receipt if delivered by hand, three (3) days after deposit in the U.S. mail if mailed in accordance with this Article 12, or on the day of dispatch if transmitted by telecopy in accordance with this Article 12 (so long as confirmation copies are mailed in accordance with this Article 12).

ARTICLE XIII—MISCELLANEOUS PROVISIONS

        13.01 Governing Law.    This agreement shall be construed, governed, and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

        13.02 Only Agreements.    This Agreement, the License Agreement and the Confidential Disclosure Agreements previously executed between the parties constitute the entire agreement among the parties hereto, and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof.

        13.03 Force Majure.    No party hereto will be responsible for delays resulting from acts beyond the control of such party, provide that the nonperforming party uses reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

        13.04 Amendment.    This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party or parties waiving compliance. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by a party hereto of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

        13.05 Severability.    If any provision of this Agreement is declared void, illegal or unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provisions were not contained herein.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

TWENTE UNIVERSITY
By:	/s/ CCM Pouw
Name:	CCM Pouw
Title:	Dr.
Date:	23-04-97
IMMUNICON CORPORATION
By:	/s/ LEON WMM TERSTAPPEN
Name:	LEON WMM TERSTAPPEN MD Phd
Title:	Chief Scientific Officer
Date:

        The undersigned Principal Investigator and each Investigator hereby approves and accepts the terms of this Technology Development Agreement and, in consideration of being named Principal Investigator herein, agrees to be bound by the terms of this Technology Development Agreement relating to the assignment and licensing of inventions, nonuse of government or third party funds for research, the provision of research reports, use of names, and publications.

PRINCIPAL INVESTIGATOR
/s/ JAN GREVE DR. JAN GREVE
INVESTIGATOR
/s/	/s/
Name:
Title:

[Add pages for additional Investigators, as necessary.]

APPENDIX A

Research Grant and Budget

        Institution's expenditures related to the Research Program will be administered by the Principal Investigator or his designate (after identification thereof to Immunicon). The Institution will assign an expense number (FQ number) to the project. The budget for the six month period is in guilders and the US dollar amounts are estimates and subject to variation caused by changes in currency conversion rates. Currency conversion shall be made at the time payment.

        Period: Effective Date through September 30, 1997, subject to extension as provided in Section 9.1

        Position: Medewerker Onderzocker

        Name: Arjan Tibbe

        Gross Salary (including faculty/university overhead, social security, unemployment costs and all other associates costs):

    fl.5,631 per month

    fl.33,786 for the six month period

        Small optical and mechanical components:

    fl.5,000

        Reagents:

    fl.1,000

        Workshops:

    fl.10,000

        Total: fl.49,786

        Estimated total in US dollars for the period: $26,203.

APPENDIX B

Cytodisk Technology

        Cytodisk Technology shall mean and include all methods, apparatus, products and services for optically analyzing particles similar to cells, cell fragments, viruses and bacteria that are magnetically aligned on a flat disk or rectangular shaped flat support.

APPENDIX C

Field

        The term "Field" shall mean and include all methods, apparatus, products and services for analyzing magnetically selected and aligned particles similar to cells, cell fragments, viruses, bacteria, and synthetic materials and capture agents, for example as read by cytodisk.

APPENDIX D

Research Program

        [**] This is to be accomplished by building breadboard systems and various experiments along the following lines:

  •
  [**]

  •
  [**]

  •
  [**]

  •
  [**]

  •
  [**]

  •
  [**]

        On completion of the initial [**] month period the progress and status of the project will be evaluated by Immunicon and a more detailed plan will be specified for the upcoming [**].

        The key questions to be answered over the [**] period are:

  •
  [**]

  •
  [**]

  •
  [**]

  •
  [**]

  •
  [**]

  •
  [**]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

[IMMUNICON LOGO]

May 5, 1999

Jan Greve, Ph.D.
University of Twente
Department of Applied Physics
Drienerlolaan 5
7500 AE Enschede
The Netherlands

Dear Jan,

        The purpose of this letter is to summarize the key decisions and actions from our visit to Twente University last week. We found the meetings to be very productive and appreciate the efforts of all those involved in the collaboration with Immunicon. Also, thank you very much for the warm hospitality shown to all of us.

        In terms of the scope of work going forward, the following are the key tasks:

1.
[**]

2.
[**]

3.
[**]

4.
[**]

5.
[**]

        The current Technology Development Agreement between Twente and Immunicon is hereby extended to December 31, 1999 with an automatic extension to December 31, 2000 unless we give you notice of termination 90 days in advance of the automatic extension commencement date of January 1, 2000.

        Twente will prepare a budget for the 9-month period commencing on April 1, 1999 and ending on December 31, 1999 and a budget estimate for the year 2000. These should be prepared before Dr. Tibbe's trip in June. With respect to the budgets, the following assumptions should be used:

1.
Dr. Tibbe will be funded in full plus an allowance for workshop support and necessary supplies and materials. For your information, I enclose the original research budget (for approximately 6 months) that is Appendix A to the Technology Development Agreement.

2.
Dr. Tibbe's travel to and from the U.S. and basic accomodation expenses while visiting Immunicon will be paid directly by Immunicon. Dr. Tibbe will submit expense reports for other expenses during the time he is engaged in collaborating with Immunicon while in the U.S. Expenses assocated with Dr. Tibbe's holiday will not be covered by Immunicon, although we will pay him an honorarium of $1,000 for his visit.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

3.
The cost of components for the [**] systems will be included in the budget together with estimates of costs for flow cells, a green laser and ancillary parts and equipment.

        On a separate, but related, point, we are very interested to remain in close contact concerning the work on [**]. We were very impressed by the work and would appreciate brief, periodic electronic mail or fax reports on this area of research through Dr. de Grooth.

        If you have any questions, please contact me. We at Immunicon look forward to furthering our very productive collaboration.

Sincerely,

/s/  EDWARD L. ERICKSON
Edward L. Erickson
Chairman & CEO

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

APPENDIX A

Research Grant and Budget

Institution's expenditures related to the Research Program will be administered by the Principal Investigator or his designate (after identification thereof to Immunicon). The Institution will assign an expense number (FQ number) to the project. The budget for the six month period is in guilders and the US dollar amounts are estimates and subject to variation caused by changes in currency conversion rates. Currency conversion shall be made at the time payment.

Period: Effective Date through September 30, 1997, subject to extension as provided in Section 9.1

Position: Medewerker Onderzocker

Name: Arjan Tibbe

Gross Salary (including faculty/university overhead, social security, unemployment costs and all other associates costs):

  fl.5,631 per month
  fl.33,786 for the six month period

Small optical and mechanical components:
        fl.5,000

Reagents:
        fl.1,000

Workshops:
        fl.10,000

Total: fl.49,786

Estimated total in US dollars for the period: $26,203.

[IMMUNICON LETTERHEAD]

April 26, 2001

Jan Greve, Ph.D.
University of Twente
Department of Applied Physics
Drienerlolann 5
7500 AE Enschede
The Netherlands

Re: Immunicon/Twente Agreement

Dear Jan,

        This letter will confirm the further extension of the Technology Development Agreement between Twente University and Immunicon Corporation for an additional period of January 1, 2001 through December 31, 2001, in accordance with the terms and conditions I describe in my e-mail dated April 5, 2001 to HM Burkink, on which you were copied, and the relevant provisions of the previous extension letter sent to you by Edward L. Erickson dated May 5, 1999. In the future, it is understood and agreed that this agreement, unless amended by further agreement of Twente and Immunicon in writing, will be extended automatically on a calendar year basis under the same terms and conditions, unless Immunicon notifies Twente that it wishes to terminate the agreement at least 90 days prior to the end of a calendar year.

        Please acknowledge the above by signing and dating the duplicate copy of this letter in the space provided below and returning it to me, so that we may update our files.

Sincerely,	Accepted and Agreed:
/s/ Leon WMM Terstappen Leon WMM Terstappen, M.D., Ph.D. Senior Vice President, Research and Development	By:	/s/ Jan Greve Jan Greve, Ph.D. Jos H.A. de Smit, Ph.D. Dean
	Date:	17 May 2001

QuickLinks

  Exhibit 10.37
TECHNOLOGY DEVELOPMENT AGREEMENT BY AND BETWEEN TWENTE UNIVERSITY AND IMMUNICON CORPORATION
TABLE OF CONTENTS
TECHNOLOGY DEVELOPMENT AGREEMENT
ARTICLE IV—PRINCIPAL INVESTIGATOR, THE INVESTIGATORS AND THE IMMUNICON INVESTIGATOR
ARTICLE VII—INVENTIONS AND PATENT RIGHTS
APPENDIX A Research Grant and Budget
APPENDIX B Cytodisk Technology
APPENDIX C Field
APPENDIX D Research Program